Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of November 11, 2016 by and between Jounce Therapeutics, Inc. (the “Company”), and Stephen Farrand (the “Executive”).  Except with respect to the Restrictive Covenants (as defined below), this Agreement supersedes, amends and restates in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation the letter agreement between the Employee and the Employer dated September 2, 2016 (the “Former Employment Agreement”).

1.                                      Employment Term.  The Company and the Executive desire to continue their employment relationship, pursuant to this Agreement commencing as of the date hereof and continuing in effect until terminated by either party in accordance with this Agreement (the “Term”).  The Executive’s employment with the Company will continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”).

2.                                      Duties.  The Executive will have such powers and duties as may from time to time be prescribed by the Executive to whom the Executive reports or the Board of Directors of the Company (the “Board”).  The Executive shall devote his full working time and efforts to the business and affairs of the Company and will not engage in outside business activities, including outside board work, without the prior consent of the Board or the CEO. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company.

3.                                      Compensation and Related Matters.

(a)                     Base Salary.  During the Term, the Executive’s annual base salary will be $350,000, subject to redetermination by the Board. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)                     Starting Bonus.  Within thirty (30) days of the commencement of employment, the Executive will receive a one-time starting bonus of $50,000, subject to legally required tax withholdings.  Should the Executive be terminated for Cause or resign voluntarily within the first twelve (12) months of his employment, Executive will be required to repay the full amount of such starting bonus, provided that Executive will not be required to repay such starting bonus if the Executive resigns for Good Reason as set forth in this Section 4(b)(ii).

(c)                      Bonus.  During the Term, the Executive will be eligible to be considered for annual cash bonus as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time. The actual bonus is discretionary and will be subject to the Board or the Compensation Committee’s assessment of the Executive’s performance as well as business conditions of the Company.  The Executive’s bonus, if any, will be paid by March 15 following the applicable bonus year.  To earn a bonus, the Executive must be employed by the Company on the day such bonus is paid.

(d)                     PTO:  During the Term, the Executive is eligible to earn paid-time-off (“PTO”), to be accrued on a pro rata basis and subject to the terms and conditions of the Company’s policies and procedures relating to PTO.

(e)                      Other Benefits.  During the Term, the Executive will be entitled to continue to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans.

(f)                       Equity.  Subject to the approval of the Board of Directors of the Company, in connection with the commencement of your employment, you will be granted an option to purchase 760,000 shares of the Company’s common stock (the “Option”), subject to approval of the Company’s Board of Directors, at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant or issuance.  The Option shall vest over four years at the rate of 25% on the first anniversary of the commencement date of your employment and an additional 6.25% per quarter for the next twelve successive quarters of employment when, after four full years of employment, the Option will be fully vested.  The Executive’s equity compensation shall be governed by the terms and conditions of the Company’s Stock Option and Grant Plan, as may be amended, and the applicable stock option and/or restricted stock agreements associated with any grants made to the Executive (collectively the “Equity Documents”).  Provided, and notwithstanding anything to the contrary in the Equity Documents, Section 5 of this Agreement shall apply in the event of a Terminating Event within a Sale Event Period.

(g)                      Reimbursement of Business Expenses.  The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business.  Expense reimbursement shall be subject to such policies the Company may adopt from time to time, included with respect to pre-approval.

(h)                     Relocation Bonus.  The Executive will receive a one-time relocation bonus of $30,000, subject to legally required tax withholdings.  Should the Executive be terminated for Cause or resign voluntarily within the first twelve (12) months of his employment, Executive will be required to repay the full amount of such relocation bonus, provided that Executive will not be required to repay such relocation bonus if the Executive resigns for Good Reason as set forth in this Section 4(b)(ii).

4.                                      Certain Definitions.

(a)                     Sale Event: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or entity or group of persons and/or entities, or (iv) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or any other capital raising event, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

(b)                     Terminating Event. (i) Termination by the Company other than for Cause at any time; or (ii) Termination by the Executive for Good Reason on or within the twelve (12) month period commencing with a Sale Event (such 12-month period, the “Sale Event Period”) both as set forth in this Section 4(b):

(i)                                     Termination by the Company Other Than For Cause.  Termination by the Company of the Executive’s employment for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” shall mean that the Company has complied with the “Cause Process” (hereinafter defined) following, the occurrence of any of the following events:

(A)                               Executive’s material breach of this Agreement or any other agreement between the Company and Executive (including the Restrictive Covenants (as defined below));

(B)                               Executive’s material failure to adhere to any written policy of the Company generally applicable to employees of the Company related to conduct or ethics;

(C)                               Executive’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(D)                               Executive’s commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or its stockholders or other dishonesty with respect to the Company;

(E)                                Executive’s willful misconduct or continued and willful failure or refusal to perform any material duties reasonably requested by the Board or the executive of the Company to whom Executive reports;

(F)                                 Executive’s engaging in gross negligence or willful misconduct in the performance of Executive’s duties for the Company.

“Cause Process” shall mean that (i) the Company reasonably determines, in good faith, that one of the Causes has occurred; (ii) the Company notifies the Executive in writing of the first occurrence of the Cause within 30 days of the Board of Directors becoming aware of such condition; (iii) the Company cooperates in good faith with the Executive’s efforts, for a period of not less than 7 days following such notice (the “Cause

Cure Period”), to remedy the Cause; (iv) notwithstanding such efforts, the Cause  continues to exist; and (v) the Company terminates the Executive’s employment within 30 days after the end of the Cause Cure Period, provided that the Company will not be required to provide a Cause Cure Period in the event that a Cause (x) is incapable of being cured; or (y) is required to be publicly disclosed under applicable securities law.  If you cure all of the applicable Cause(s) during the applicable Cause Cure Period, Cause shall be deemed not to have occurred.  If the Company is not required to provide a Cause Cure Period, the Cause Process will be satisfied if the Company notifies you in writing of the first occurrence of the Cause within 30 days of the Board of Directors becoming aware of such condition and terminates your employment within 30 days of such notice.

(ii)                                  Termination by the Executive for Good Reason within the Sale Event Period.  Termination by the Executive of the Executive’s employment with the Company for Good Reason within the Sale Event Period.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

(A)                                     a change in title or any material diminution in the Executive’s position, responsibilities, authority or duties;

(B)                                     a material diminution in the Executive’s base salary; or

(C)                                     a thirty (30) mile change in the geographic location at which the Executive is required to provides services to the Company, not including business travel and short-term assignments.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 4(b)  as a result of:  (i) the ending of the Executive’s employment due to the Executive’s death or Disability, (ii) Executive’s resignation for any reason, other than for Good Reason within the Sale Event Period, (iii) the Company’s termination of the employment relationship for Cause; or (iv) solely as a result of the Executive being or becoming an employee of any direct or indirect successor to the business or assets of the Company rather than continuing as an employee of the Company following a Sale Event.  For purposes hereof, the Executive will be considered “Disabled” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

5.                                      Severance and Accelerated Vesting if a Terminating Event Occurs within the Sale Event Period.  In the event a Terminating Event occurs within the Sale Event Period, subject to the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement and reaffirmation of the Restrictive Covenants (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a)                     the Company shall pay to the Executive an amount equal to the sum of (i) twelve (12) months the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher); and (ii) a bonus for the year during which the Date of Termination occurs, calculated by determining the greater of:  (A) Executive’s target bonus, or (B) 30% of Executive’s Base Salary and prorating the amount based on the Date of Termination.

(b)                     if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for twelve (12) months after the Date of Termination; and

(c)                      all stock options and other stock-based awards held by the Executive with time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination.

The amounts payable under Section 5(a) and (b), as applicable, shall be paid out in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 60-day period.

6.                                      Severance if a Terminating Event Occurs Outside the Sale Event Period.  In the event a Terminating Event occurs at any time other than during the Sale Event Period, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a)                     the Company shall pay to the Executive an amount equal to nine (9) months of the Executive’s annual Base Salary in effect immediately prior to the Terminating Event;

(b)                     if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for nine (9) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

The amounts payable under Section 6(a) and (b), as applicable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.                                      Restrictive Covenants.  The terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated September 4, 2016 (the “Restrictive Covenants”), appended hereto as Exhibit A, continue to be in full force and effect and are incorporated by reference in this Agreement.  The Executive hereby reaffirms the Restrictive Covenants as material terms of this Agreement.

(a)                                 Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b)                                 Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).

(c)                                  Relief.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.  In addition, in the event the Executive breaches the Restrictive Covenants during a period when he is receiving Severance, the Company shall have the right to suspend or terminate the Severance.  Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of his duties under this Agreement.

8.                                      Additional Limitation.

(a)                     Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)                                     If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

(ii)                                  If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)                     For the purposes of this Section 8, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c)                      The determination as to which of the alternative provisions of Section 8(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 8(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

9.                                      Section 409A.

(a)                     Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)                     The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                      All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                     To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)                      The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.                               Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.                               Notice and Date of Termination.

(a)                     Notice of Termination.  The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason.  During the Term, any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 11.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)                     Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason during a Sale Event Period, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive with Good Reason within a Sale Event Period, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

12.                               No Mitigation.  The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 or Section 6 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer.

13.                               Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the state and federal court in the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.                               Integration.  This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation the Former Employment Agreement and any offer letter or employment agreement relating to the Executive’s employment relationship with the Company.   Provided, and notwithstanding the foregoing, the Restrictive Covenants and any other agreement relating to confidentiality, noncompetition, nonsolicitation or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreement shall remain in full force and effect.

15.                               Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

16.                               Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

19.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.                               Effect on Other Plans and Agreements.  An election by the Executive to resign for Good Reason during a Sale Event Period under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and Executive may receive payment under this Agreement only and not both.  Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall Executive be entitled to payments or benefits pursuant to Section 5 and Section 6 of this Agreement.

21.                               Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles.

22.                               Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23.                               Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

JOUNCE THERAPEUTICS, INC.

By:	/s/ Richard Murray, Ph.D.
Name:	Richard Murray, Ph.D.
Title:	Chief Executive Officer & President

EXECUTIVE:

/s/ Stephen Farrand, Ph.D.
Stephen Farrand, Ph.D.
Chief Technical Officer

Exhibit A JOUNCE THERAPEUTICS, INC. Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement In consideration and as a condition of my employment or continued employment by Jounce Therapeutics, Inc., a Delaware corporation (the "Company"), 1 agree as follows: Company, l will devote my full-time efforts to the Company's business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist. 1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company 's business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, "Proprietary Information") is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information , including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational 5. Developments.I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a "work for hire" basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company ("ompany Related Developments"), and all related patentpatent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions ("Intellectual Property Rights"). and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received confidence by the Company from its customers suppliers or other third parties. in or 2. Recognition of Company's Rights. I will not, at any time, without the Company's prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of employment. my To preclude any possible uncertainty, I have set forth on Exh i bit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement ("Prior Inventions"). If disclosure of any 3. Rights of Others. I understand that the Company is now and may hereafter be subject to non disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information. such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to 4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies. patent applications in which I am named as an inventor, other than those which have been assigned to the Company ("Other Patent Rights"). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. 7. Enforcement of Intellectual Property Rights. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company 's prior written consent. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. Iwill sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any This Agreement does not obligate me to assign to the Company any Development which , in the sole judgment of the Company, reasonably exercised, is developed entirely on my own t i me and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claim s to any moral rights or other special rights which I may have or accrue in any Company-Related Developments. Company-Related Development. If the Compan y is unable, after reasonable effort, to secure my si gnature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. 8. Non-Competition and Non-Solicitation. In order to protect the Company's Proprietary Information and good will, during my employment and for a period of twelve (12) month s following the termination of my employment for any reason (the "Restricted Period"), I will not directly or indirectly, whether as owner, partner, shareholder, director, agent, employee, co-venturer or otherwise, (I) engage, participate, or invest in, be employed by, consult or otherwise associated with any other business, enterprise or venture that, as its ·primary business activity, performs research or services, or develops, manufactures or markets any products that are same as, similar to or competitive with the research, services or products of the Company or that the Company has under development or active planning in the field of immunotherapy (the "Restricted Field"), or (2) perform or otherwise be involved in any business activity related to the Restricted Field. This paragraph 8 shall not prohibit me from consulting for any other business in the Restricted Field, provided that I do not provide any consulting services to any such other business relating to any target, molecule or product that are same as, similar to or directly competitive with the target, molecule or product that the Company develops, manufactures, markets or is actively planning for any such foregoing activity. This paragraph 8 shall not further prohibit any possible investment in publicly traded stock of a company 6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company 's premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other 2 representing less than one percent of the stock of such company. 1n addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. 1 acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which 1 engage in such violation(s). with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion , except to the extent expressly prohibited by law. 13. Publications and Public Statements.1 will obtain the Company 's written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even posit ive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to social media sites, electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain. Notwithstanding the foregoing, any statement relating to any Proprietary Information shall not be published or posted on any media anytime during or after my employment without the Company's prior written consent. 9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which 1 have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies. 14. No Employment Obligation. I understand that 10. Prior Agreements. I hereby represent that, this Agreement does not create an obligation on the Company or any other person to continue my except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason. 15. Survival and Assignment by the Company. understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and cond!tions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer. 11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief. 16. Disclosure to Future Employers. The Company has the right to provide a copy of this Agreement to any future employer, partner or coventurer. 12. Use of Voice, Image and Likeness. I give the 17. Severability. In case any provisions (or portions Company permission to use my voice, image or likeness, thereof) contained in this Agreement shall, for any reason, 3 be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18. **Interpretation.** This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

19. **Entire Agreement.** This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions. In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement will prevail.

[End of Text]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

Signed: S.G. [signature]
(Employee's full name)

Type or print name: S. G. FARRAND

Date: 04-Sep-2016

4

EXHIBIT A To: Jounce Therapeutics, Inc. From: Date: SUBJECT: Prior Inventions The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company: if' 0 No inventions or improvements See below: 0 Additional sheets attached The following is a list of all patents and patent applications in which J have been named as an inventor: _,Z 0 None See below: